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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------


                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): October 31, 2000

                     TEXAS EASTERN TRANSMISSION CORPORATION
             (Exact name of Registrant as Specified in its Charter)



          Delaware                   1-04456                 72-0378240
(State or Other Jurisdiction       (Commission             (IRS Employer
     of  Incorporation)            File Number)          Identification No.)


                              5400 Westheimer Court
                                 Houston, Texas
                    (Address of Principal Executive Offices)
                                   77251-1642
                                   (Zip code)

                                  713-627-5400
              (Registrant's telephone number, including area code)

Item 5.  Other Events

The registrant is a wholly owned subsidiary of PanEnergy Corp, which is an indirect wholly owned subsidiary of Duke Energy Corporation. As reported in the registrant's Form 10-K for the year ended December 31, 1999, Item 8. Financial Statements and Supplementary Data, the registrant has carried advances receivable from PanEnergy Corp as non-interest bearing accounts that increase and decrease as a result of the movement of funds to provide for operations, capital expenditures and debt payments. As of September 30, 2000 and December 31, 1999, advances receivable from PanEnergy Corp were $1,470 million and $1,267 million, respectively.

On October 31, 2000, PanEnergy Corp repaid to the registrant the cumulative advance receivable balance as of that date of approximately $1,330 million. Also on that date, the registrant repaid to PanEnergy Corp its $605 million 8.25% notes payable and paid a dividend of approximately $725 million to PanEnergy Corp. The effect of these adjustments upon future net income would be an increase of approximately $31 million annually.

The registrant will continue to utilize non-interest bearing advances with PanEnergy Corp to reflect current cash flow activity.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   TEXAS EASTERN TRANSMISSION
                                   CORPORATION
                                           (Registrant)


                                            /s/ Dorothy M. Ables
                                            -----------------------------------
                                            Dorothy M. Ables
                                            Vice President and
                                            Chief Financial Officer



November 21, 2000